                                              American Skandia Life Assurance Corporation
                                                          One Corporate Drive
                                                      Shelton, Connecticut 06484

                                                                 Rider
                                                         Minimum Account Value

This Minimum Account Value Rider is attached to and is made a part of your Annuity.  If the terms of the Annuity and those of this
Rider conflict, the provisions of this Rider shall control.

General:  This Rider is designed to guarantee that your Account Value will not be less at the end of the Minimum Base Guarantee
Period shown in the Schedule Supplement, and every anniversary of that date, than it was as of the effective date of this Rider, if there are no withdrawals from your Annuity.  Subsequent Net Purchase Payments and any credits allocated to your Account Value in relation to such Net Purchase Payments increases the amount guaranteed.  This is your base guarantee (the "Base Guarantee").

This Rider also provides you the option to elect a step-up guarantee (the "Step-up Guarantee"), as well as the Base Guarantee.  The
Step-up Guarantee provides that your Account Value will not be less at the end of the Minimum Step-up Guarantee Period shown in the
Schedule Supplement, measured from the date of the most recent step-up of the amount guaranteed (the "Step-up Date"), and every anniversary of that date, than it was as of the Step-up Date, if there are no withdrawals from your Annuity after the Step-up Date.
Additional Net Purchase Payments received after the Step-up Date and any credits allocated to your Account Value in relation to such
Net Purchase Payments increases the amount guaranteed.

If you elect a Step-up Guarantee, any prior Step-up Guarantee will no longer apply.  However, the Base Guarantee will continue to apply unless you terminate this benefit.

There is a charge for this benefit.  Please refer to the section titled "Charges" below.

Effective Date:  The effective date of this Rider is shown in the Schedule Supplement.

Mechanics of the Benefit:

         A.     Allocations on the Effective Date:  On the effective date of this Rider, your entire Account Value must be allocated to variable investment options except as required under the conditions set out below in the section titled "Transfers to and from Fixed Allocation".

         B.     While the Rider is in effect:  We monitor the investment performance of your Account Value each Valuation Period to determine if we need to transfer any portion of your Account Value to or from any Fixed Allocations to maintain the
                Base Guarantee or any Step-up Guarantee.  We only transfer Account Value to Fixed Allocations, and we only maintain
                Account Value in Fixed Allocations, to the extent we, in our sole discretion, deem it necessary in order for your
                Account Value to equal the "Guaranteed Amount" applicable at the end of the Minimum Base Guarantee Period and, if
                applicable, the Minimum Step-up Guarantee Period on every subsequent anniversary of such date(s).  The Guarantee
                Amounts are as follows:

                  1.       The Guaranteed Amount at the end of the Minimum Base Guarantee Period:  The Base Guarantee is the Account
                           Value as of the effective date of this Rider, plus an amount equal to all subsequent Net Purchase Payments plus any credits allocated to your Account Value in relation to such Net Purchase Payments, minus all
                           "Reductions", as defined below, to the Base Guarantee due to withdrawals from your Annuity.

                  2.       The Guaranteed Amount on the anniversaries of the end of the Minimum Base Guarantee Period:  On each such anniversary, the Guaranteed Amount is the higher of the Base Guarantee and the most recent Step-up
                           Guarantee if it has been in effect for at least the Minimum Step-up Guarantee Period.  The Step-up
                           Guarantee is the Account Value as of the most recent Step-up Date, plus an amount equal to all Net Purchase
                           Payments received after that Step-up Date plus any credits allocated to your Account Value in relation to such Net Purchase Payments, minus all Reductions to the Step-up Guarantee due to withdrawals from your
                           Annuity after the Step-up Date.

                  "Reductions" are decreases to the Base Guarantee and any Step-up Guarantee caused by all withdrawals other than those to pay us for optional benefits provided in connection with your Annuity.

                  3.       Reductions in the Guarantees Due to Withdrawals:  We reduce the Base Guarantee and any Step-Up Guarantee by the exact amount of any cumulative partial withdrawals of Account Value in an Annuity Year that do not exceed any applicable "Dollar-for-Dollar Limit".  This limit is a dollar amount determined as a percentage of the Base
                  Guarantee as of the effective date of this Rider, increased by the same percentage applied to any subsequent Net
                  Purchase Payments and credits allocated to your Account Value in relation to such Purchase Payments. The reductions to the Base Guarantee and any Step-Up Guarantee occur as of the date of each applicable partial withdrawal.  The percentage used to determine the annual Dollar-for-Dollar Limit is shown in the Schedule Supplement.

                  We also  reduce  each  Guarantee  (the Base  Guarantee  and any  applicable  Step-Up  Guarantee)  in  relation to any cumulative  partial  withdrawals  of Account  Value in an Annuity Year that exceed the  Dollar-for-Dollar  Limit.  We calculate the amount of such reduction in relation to the entire amount of each withdrawal at the time it occurs,  as follows:

                           The Guarantee after the withdrawal  equals the Guarantee  immediately  before the withdrawal less the sum of
                           (a) and (b),

                           (a)      is the Remaining Dollar-for-Dollar Amount before withdrawals, which is defined below; and

                           (b)      is the result of multiplying (i) times (ii), where:

                                    (i)     is the Guarantee  immediately  before the withdrawal  less the Remaining  Dollar-for-Dollar
                                            Amount before the withdrawal; and

                                    (ii)    is an adjustment factor of (A) divided by (B), where:

                                            (A)      is the current  withdrawal  amount  less the  Remaining  Dollar-for-Dollar  Amount immediately before the withdrawal; and

                                            (B)      is your  Account  Value  immediately  before  the  withdrawal  less the  Remaining
                                                     Dollar-for-Dollar Amount immediately before the withdrawal.

                           The Remaining Dollar-for-Dollar Amount is the then current Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals in that Annuity Year before the current withdrawal, but not less than zero.

         C.       Step-ups:  You may elect a Step-up Guarantee to take effect as of any anniversary of this Rider's effective date if the Account Value as of that date is higher than both the Base Guarantee as of that date and any Step-up Guarantee then in effect.  The amount of the Step-up Guarantee before any subsequent withdrawals or subsequent Net Purchase
                  Payments or subsequent credits equals the Account Value as of the Step-up Date.  You must notify us at our Office that you wish to elect a Step-up Guarantee at least 30 days prior to an eligible Step-up Date.

                  Each step-up replaces the previous Step-up Guarantee.  The Minimum Step-up Guarantee Period is measured from the most recent Step-up Date on which a step-up occurred.  However, stepping-up has no impact on the Base Guarantee.
                  Election of a Step-up Guarantee, or replacing a previous Step-up Guarantee, increases the likelihood that we will need to allocate more Account Value to the Fixed Allocations.

                  Electing a Step-up Guarantee or canceling a Step-up Guarantee may result in an immediate transfer of any Account
                  Value to or from a Fixed Allocation in accordance with the conditions set out below in the section titled "Transfers to and from Fixed Allocations".

                  Electing a Step-up Guarantee or canceling a Step-up Guarantee has no impact on the Dollar-for-Dollar Limit.

                  You may cancel a Step-up Guarantee at any time.

         D.       Transfers to and from Fixed Allocations:  We monitor your Annuity each Valuation Period to determine if we should transfer any portion of your Account Value to or from the Fixed Allocations in relation to your Base Guarantee, and/or in relation to any applicable Step-up Guarantee.  As to each guarantee (a "Guarantee"), transfers are subject to the following:

                           1.       Transfer of Account Value to a Fixed Allocation:  If we, in our sole discretion, transfer Account
                                    Value to a Fixed Allocation:

                                    a.      Amount:  The amount of Account Value we transfer to a new Fixed Allocation is a function of:

i.       the then current Account Value;

ii.      the interest rates being credited to any existing Fixed Allocations in which any of your Account Value is then maintained;

iii.     the rates we are then crediting to Fixed Allocations maturing as of the target date ("Target Date") of the applicable
                                                     Guarantee, described below;

iv.      the amount of time remaining until the Target Date for the applicable Guarantee;

v.       our assessment, in our sole discretion, of the volatility of the variable investment options in which you maintain Account
                                                     Value, and the proportion of your Account Value maintained in each variable investment option; and

vi.      our assessment, in our sole discretion, of the magnitude and likelihood of a substantial single day's decline in your
                                                     Account Value.

b.       Duration:  The duration of the Fixed Allocation to which the amount transferred is allocated equals the amount of time remaining to the Target Date for the applicable Guarantee.  These Fixed Allocations are maintained solely for purposes of this Rider.

c.       Interest Rate:  The interest rate applicable to a Fixed Allocation equals that for our then Current Rate for a Fixed
                                            Allocation equal to the number of years remaining to the Target Date for the applicable
                                            Guarantee.  If the number of years remaining is not an integer, we use the Current Rate for the Fixed Allocation we make available for your Annuity, equal to the next highest integer.  If we are not then offering new Fixed Allocations of a duration equal to the next highest integer, we interpolate a Current Rate between that for the next lower and higher integers.

                           If you have elected a Step-Up Guarantee, as of any Valuation Period we may need to transfer Account Value and establish Fixed Allocations in relation to both the Base Guarantee and the Step-up Guarantee.

                           The Target Date as to a Guarantee is the nearest anniversary of the effective date of this Rider we would have to add funds to your Annuity if the Account Value was less than the amount guaranteed on that date.

                           2.       Transfer of Account Value Out of Fixed Allocations:  If we, in our sole discretion, transfer
                                    Account Value from Fixed Allocations established to support a Guarantee back to the variable investment options:

                                    a.      Amount:  The amount of Account Value to be transferred is a function of:

i.       the criteria as provided above in subsections 1.a under "Transfer of Account Value to a Fixed Allocation"; and

                                            ii.      the Market Value Adjustment(s) that will apply to the transfer.

                                    b.      Source of the Account Value:  We withdraw Account Value from Fixed Allocations applicable to a Guarantee on a "last-in, first out" basis.

                                    c.      Allocation to the Variable Investment Options:  Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred amount to the variable investment options pro-rata based on the Account
                                            Values in such variable investment options at that time.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then current percentages for that asset allocation program.

d.       Market Value Adjustment:  Transfers from each Fixed Allocation will be subject to your Annuity's Market Value Adjustment formula, except that any adjustment to "J" in the formula will not apply.

                           If you have elected a Step-Up Guarantee, as of any Valuation Period we determine whether amounts may be transferred out of the Fixed Allocations supporting the Base Guarantee and/or the Step-Up Guarantee.

         E.       Investment Limitations:  While this Rider is in effect, you are subject to the following limitations as to how you may allocate Account Value:

                  1.     Fixed Investment Options:  You may not elect to allocate any Account Value to any Fixed Allocations.  Any and
                         all allocations to and from Fixed Allocations are made by us.  You may allocate Account Value to any then available Fixed Allocation only if you terminate this Rider.

                  2.     Variable Investment Options:  We may limit the variable investment options in which you may allocate Account
                         Value.  Should we prohibit access to any variable investment option, any transfers required to move Account
                         Value from such options to eligible variable investment options will not be counted in determining the number of free transfers during an Annuity Year.

         F.       Withdrawals:  Any withdrawals from your Annuity while this Rider is in effect will be taken pro-rata from the variable and fixed investment options.  Any amounts taken from Fixed Allocations will be subject to any applicable
                  Market Value Adjustment in connection with such a withdrawal.

Fulfillment of a Guarantee:  At the end of the Minimum Base Guarantee Period, we compare your Account Value to the Base Guarantee.
If the Account Value is then less than the Base Guarantee, we then add to your Account Value an amount equal to the difference between the Base Guarantee and the Account Value.

As of each anniversary of the end of the Minimum Base Guarantee Period, we compare your Account Value to your current Guarantee
Amount.  If a Step-up Guarantee is then in effect and has reached at least the end of its Minimum Step-up Guarantee Period, then the
Guarantee Amount is the Step-up Guarantee.  If there is no Step-up Guarantee then in effect or if the current Step-up Guarantee has not yet been in effect for at least its Minimum Step-up Guarantee Period, then the Guarantee Amount is the Base Guarantee.  If the
Account Value is then less than the Guarantee Amount, we then add to your Account Value an amount equal to the difference between the
Guarantee Amount and your Account Value.

We first allocate any amounts required to fulfill a Guarantee to any Fixed Allocation(s) then required to support Guarantees due on subsequent Target Dates.  We allocate the remainder to the Sub-accounts pro-rata based on the Account Value in the Sub-accounts at that time.

Fulfillment of a Guarantee does not relieve us of obligations on subsequent Target Dates while this Rider is in effect.

Charges:  The charge as of the effective date of this Rider is shown in the Schedule Supplement.  The charge is applied against the daily total value of each Sub-account in which Account Value is maintained in the Annuity to which this Rider is attached.

Upon any step-up, we may increase the charge, but not above the then current charge applicable to the class of Annuity owners then electing this benefit.

The charge also may depend on the other optional benefits you elect, and the combined risk we incur in offering those specific options.  Should you elect to terminate one of the other optional benefits that we took into consideration in determining your charges, we may increase your charge to that then applicable to new annuity purchasers of the same class of Annuities with the same optional benefits.

The charge is included in the calculation of the Net Investment Factor of the Annuity to which this Rider is attached.

Termination of this Rider: Termination of this Rider is subject to the following rules:

         A.     Elective Termination:  You may terminate this Rider at any time.  Upon elective termination:

                1.    If your entire Account Value was allocated to the variable investment options, we do not transfer any Account
                      Value.

2.       If a portion of your Account Value was allocated to any Fixed Allocations, we transfer such Account Value to the variable investment options.  Unless you are participating in any asset allocation program for which we are providing administrative support, we allocate the transferred Account Value to the variable investment options pro-rata based on the Account Values in such variable investment options at that time, unless we receive at our Office other instructions from you at the time you elect to terminate this Rider.  If you are then participating in any such asset allocation program, we allocate the transferred amount in accordance with the then current allocation percentages for that asset allocation program.  Such transfers are subject to any Market Value
                      Adjustment.

                3.    If your entire Account Value was allocated to any Fixed Allocations, we transfer your Account Value to the money market variable investment option unless we receive at our Office other instructions from you at the time you elect to terminate the Rider.  Such transfers are subject to any Market Value Adjustment.

       B.     Termination due to Death:  This Rider terminates automatically as of the date the Annuity's death benefit is payable.  A
              Market Value Adjustment will apply to amounts in the Fixed Allocations only to the extent applicable pursuant to the
              Annuity's death benefit provision.

       C.     Termination resulting from the start of Annuity Payments:  This Rider terminates automatically as of the date we transfer all Account Value in order to begin annuity payments.  A Market Value Adjustment will apply to amounts transferred from the Fixed Allocations.  However, we may permit transfer of a portion of Account Value to start annuity payments if doing so does not result in adverse consequences to you under the Internal Revenue Code.  In such a situation, this Rider does not terminate and the transfer of Account Value to fund the annuity payments has the same impact as a partial withdrawal.

       D.     Termination upon Surrender:  Amounts taken from Fixed Allocations at the time of any surrender of your Annuity before the Annuity Date will be subject to any Market Value Adjustment in connection with such surrender.

                                              AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

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                                                               President

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